Registration No. 333-

As filed with the Securities and Exchange Commission on October 15, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

HORMEL FOODS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	41-0319970
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1 Hormel Place

Austin, Minnesota 55912

(Address of principal executive offices) (Zip code)

HORMEL FOODS CORPORATION EXECUTIVE DEFERRED INCOME PLAN II

(Full title of the plan)

Brian D. Johnson

Vice President and Corporate Secretary

Hormel Foods Corporation

1 Hormel Place

Austin, Minnesota 55912

(507) 437-5611

(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per obligation	Proposed maximum aggregate offering price	Amount of registration fee(2)

Deferred Compensation Obligations	$80,000,000	100%	$80,000,000	$10,304

(1)         The Deferred Compensation Obligations are unsecured obligations of Hormel Foods Corporation to pay deferred compensation in the future in accordance with the terms of the Hormel Foods Corporation Executive Deferred Income Plan II.

(2)         Computed in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional $80,000,000 of Deferred Compensation Obligations in accordance with the terms and conditions of the Hormel Foods Corporation Executive Deferred Income Plan II. In accordance with Section E of the General Instructions to Form S-8, the Registration Statement on Form S-8 previously filed with the Securities and Exchange Commission (the “SEC”) relating to the Hormel Foods Corporation Executive Deferred Income Plan II (Registration Statements No. 333-110776) is incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by Hormel, are incorporated by reference in this registration statement, as of their respective dates:

(a)         Our Annual Report on Form 10-K for the fiscal year ended October 28, 2012;

(b)         Our Quarterly Reports on Form 10-Q for the quarters ended January 27, 2013, April 28, 2013, and July 28, 2013;

(c)          Our Current Reports on Form 8-K filed on January 3, 2013 (with respect to the Item 1.01 disclosure therein), January 31, 2013 with a January 29, 2013 date of report, January 31, 2013 with a January 31, 2013 date of report (with respect to the Item 2.01 disclosure therein), June 18, 2013, and September 24, 2013; and

(d)         The description of our common stock contained in any registration statement or report filed by us under the Securities Act of 1933, as amended (the “Securities Act”), or in any report filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules).

Item 4. Description of Securities.

The securities offered hereby are Deferred Compensation Obligations (as defined below) of Hormel Foods Corporation (hereinafter “we,” “us,” “our,” or “Hormel”), which are being offered to eligible employees of Hormel or its subsidiaries and affiliates under the Hormel Foods Corporation Executive Deferred Income Plan II (the “Plan”). The Plan permits participants to defer base salary, bonus amounts, long-term incentive plan payments, and operator share dividends (the “Cash Deferrals”) in accordance with the terms of the Plan.

The amounts of any Cash Deferrals will be based on elections by each participant, and any employer match, under the terms of the Plan (the “Deferred Compensation Obligations”). In addition, the Plan provides that Hormel may make additional discretionary contributions to participants’ deferral accounts.

Cash Deferrals will be credited with earnings and investment gains and losses on the hypothetical investment of the deferred amounts in one or more investment alternatives selected by the participant in accordance with the terms of the Plan. The investment alternatives include various mutual funds, with different degrees of risk.

Participants may reallocate Cash Deferrals among the various investment alternatives at any time. Participants do not have the right to have amounts allocated or credited to their accounts actually invested in the investment alternatives available under the Plan.

Deferred Compensation Obligations attributed to Cash Deferrals are denominated in U.S. dollars, will be payable in cash in U.S. dollars, and are not convertible into another security of Hormel. The Deferred Compensation Obligations will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan.

In connection with the Plan, Hormel has created a grantor trust, commonly known as a “Rabbi Trust.” The assets of the Rabbi Trust will be used to pay benefits. The assets of the Rabbi Trust are subject to the claims of general creditors of Hormel. As a result, the Deferred Compensation Obligations are unfunded and unsecured obligations of Hormel to pay deferred compensation in the future in accordance with the terms of the Plan. The Deferred Compensation Obligations will rank equally with other unsecured indebtedness of Hormel from time to time outstanding.

Hormel reserves the right to amend the Plan at any time, including the right to completely terminate the Plan and pay out all amounts payable to all participants under the Plan. No amendment will reduce a benefit payable to a participant as of the date of such amendment.

A participant’s rights or the rights of any other person to receive payment of Deferred Compensation Obligations may not be sold, assigned, transferred, pledged, garnished or encumbered, except (i) by a written designation of a beneficiary under the Plan or (ii) pursuant to certain court orders.

The previous description of the Plan is qualified by reference to the exhibits that are a part of this registration statement.  Capitalized terms used in this registration statement and not otherwise defined herein are defined in the Plan.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 8. Exhibits.

4.1                               Restated Certificate of Incorporation of Hormel, as amended. (Incorporated by reference to Exhibit 3.1 to Hormel’s Quarterly Report on Form 10-Q for the quarter ended January 30, 2011, File No. 001-02402)

4.2                               Bylaws of Hormel, as amended. (Incorporated by reference to Exhibit 3.2 to Hormel’s Quarterly Report on Form 10-Q for the quarter ended January 24, 2010, File No. 001-02402)

4.3                               Indenture dated as of April 1, 2011, between Hormel and U.S. Bank National Association. (Incorporated by reference to Exhibit 4.3 to Hormel’s Registration Statement on Form S-3 filed on April 4, 2011, File No. 333-173284)

4.4                               Form of 4.125% Notes due 2021. (Incorporated by reference to Exhibit 4.1 to Hormel’s Current Report on Form 8-K dated April 11, 2011, File No. 001-02402)

4.5                               Hormel Foods Corporation Executive Deferred Income Plan II (November 21, 2011 Restatement). (Incorporated by reference to Exhibit 10.1 to Hormel’s Current Report on Form 8-K dated November 21, 2011, File No. 001-02402)

4.6                               Master Trust Agreement for Hormel Foods Corporation Nonqualified Plan(s) dated as of December 31, 2002, between Hormel and Wilmington Trust Company, as Trustee.  (Incorporated by reference to Exhibit 4.8 to Hormel’s Registration Statement on Form S-8 filed on November 26, 2003, File No. 333-110776).

5.1                               Opinion of Faegre Baker Daniels LLP.

23.1                        Consent of Ernst & Young LLP.

23.2                        Consent of Faegre Baker Daniels LLP (contained in Exhibit 5.1).

24.1                        Power of Attorney.

Item 9. Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Minnesota, on October 15, 2013.

HORMEL FOODS CORPORATION
By:	/s/ Jeffrey M. Ettinger
Jeffrey M. Ettinger
Chairman of the Board, President, and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 15, 2013.

Signature	Title

/s/ Jeffrey M. Ettinger	Chairman of the Board, President and Chief Executive Officer
Jeffrey M. Ettinger	(Principal Executive Officer)

/s/ Jody H. Feragen	Executive Vice President, Chief Financial Officer and Director
Jody H. Feragen	(Principal Financial Officer)

/s/ James N. Sheehan	Vice President and Controller
James N. Sheehan	(Principal Accounting Officer)

/s/ Terrell K. Crews*	Director
Terrell K. Crews

/s/ Glenn S. Forbes, M.D.*	Director
Glenn S. Forbes, M.D.

/s/ Stephen M. Lacy*	Director
Stephen M. Lacy

/s/ Susan I. Marvin*	Director
Susan I. Marvin

/s/ John L. Morrison*	Director
John L. Morrison

/s/ Elsa A. Murano, Ph.D.*	Director
Elsa A. Murano, Ph.D.

/s/ Robert C. Nakasone*	Director
Robert C. Nakasone

/s/ Susan K. Nestegard*	Director
Susan K. Nestegard

/s/ Dakota A. Pippins*	Director
Dakota A. Pippins

/s/ Christopher J. Policinski*	Director
Christopher J. Policinski

* Brian D. Johnson, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by the directors named and filed with the Securities and Exchange Commission on behalf of such directors.

/s/ Brian D. Johnson

Brian D. Johnson
Attorney-in-Fact

EXHIBIT INDEX

4.1                               Restated Certificate of Incorporation of Hormel, as amended. (Incorporated by reference to Exhibit 3.1 to Hormel’s Quarterly Report on Form 10-Q for the quarter ended January 30, 2011, File No. 001-02402)

4.2                               Bylaws of Hormel, as amended. (Incorporated by reference to Exhibit 3.2 to Hormel’s Quarterly Report on Form 10-Q for the quarter ended January 24, 2010, File No. 001-02402)

4.3                               Indenture dated as of April 1, 2011, between Hormel and U.S. Bank National Association. (Incorporated by reference to Exhibit 4.3 to Hormel’s Registration Statement on Form S-3 filed on April 4, 2011, File No. 333-173284)

4.4                               Form of 4.125% Notes due 2021. (Incorporated by reference to Exhibit 4.1 to Hormel’s Current Report on Form 8-K dated April 11, 2011, File No. 001-02402)

4.5                               Hormel Foods Corporation Executive Deferred Income Plan II (November 21, 2011 Restatement). (Incorporated by reference to Exhibit 10.1 to Hormel’s Current Report on Form 8-K dated November 21, 2011, File No. 001-02402)

4.6                               Master Trust Agreement for Hormel Foods Corporation Nonqualified Plan(s) dated as of December 31, 2002, between Hormel and Wilmington Trust Company, as Trustee.  (Incorporated by reference to Exhibit 4.8 to Hormel’s Registration Statement on Form S-8 filed on November 26, 2003, File No. 333-110776).

5.1                               Opinion of Faegre Baker Daniels LLP.

23.1                        Consent of Ernst & Young LLP.

23.2                        Consent of Faegre Baker Daniels LLP (contained in Exhibit 5.1).

24.1        Power of Attorney.